UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report: August 7, 2008

Date of earliest event reported: August 1, 2008

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PACIFIC ASIA PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

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Delaware
(State or other jurisdiction of incorporation)

000-52770	30-0349798
(Commission File Number)	(IRS Employer Identification Number)

250 East Hartsdale Ave., Hartsdale, New York 10530
(Address of principal executive offices)

(914) 472-6070
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 1, 2008, Pacific Asia Petroleum, Inc. (the “Company”) (PFAP.PK) promoted Richard Grigg to the office of Senior Vice President and Managing Director of the Company, and entered into an Employment Agreement, dated August 1, 2008 (the “Grigg Agreement”).  See Item 5.02 below.
Item 5.02.	Departure of Directors or Principal Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

Effective August 1, 2008, the Company promoted Richard Grigg to the position of Senior Vice President and Managing Director of the Company.  Mr. Grigg, age 54, served as the Company’s Managing Director of its Beijing office since October 2007, and has 38 years experience in the petroleum and resource industries, with broad experience in both the operating and service sectors of the petroleum industry as well as extensive management and operational experience.  Prior to joining Pacific Asia Petroleum, Mr. Grigg was the Chief Operating Officer for Sino Gas & Energy Limited (“SGE”) based in Beijing and responsible for all activities of the company within China and in particular for negotiating SGE’s operatorship of and farm in to the Chevron owned the Linxing, San Jiao Bei and Shenfu production sharing contracts, and the subsequent exploration and appraisal operations in those areas. Prior to joining SGE, from 2000 through 2005 Mr. Grigg served as a consultant to various Australian based coalbed methane (“CBM”) operators where he was involved in managing the project development of some of the largest Australian CBM commercialization projects including the Moranbah Gas Project in North Central Queensland for CH4 Ltd (now Arrow Energy Limited).  In 1987 Mr. Grigg founded Surtron Technologies, taking it to leadership within the resources industry in Australia and the Asia Pacific region before selling the company in 1997 to publicly listed Imdex Limited. During this period Mr. Grigg was also involved over a 6 year period (1992 to 1998) in a technology transfer venture in Vietnam and other countries in the Asia Pacific region.

Prior to 1987, Mr. Grigg worked with many of the largest multinational oilfield service companies where he gained broad ranging experience across the areas of drilling, reservoir engineering, petroleum engineering and production. These companies included Sperry Sun (now part of the Halliburton Group), Core Laboratories (NYSE:CLB), Dowell Schlumberger (now Anadrill and part of the Schlumberger Group), Eastman Whipstock (now BH/Inteq and part of the Baker Hughes Group).

Mr. Grigg started his career in 1970 with West Australian Petroleum (WAPET) – owned at the time by Texaco Inc. and Chevron Corporation – and worked on the Barrow Island oilfield development gaining valuable grass roots experience in all aspects of bringing an oilfield to full commercialization.

The Grigg Agreement, which supersedes the prior employment agreement the Company entered into with Mr. Grigg in March 2008, has a three year term, and provides for a base salary of 1,650,000 RMB per year and an annual performance-based bonus award targeted at between 30% and 40% of his then-current annual base salary awardable in the discretion of the Company’s Board of Directors.  Mr. Grigg is also entitled to reimbursement of certain accommodation expenses in Beijing, China, medical insurance, annual leave expenses, and certain other transportation and membership fees and expenses.  In addition, in the event the Company terminates Mr. Grigg’s employment without Cause (as defined in the Grigg Agreement), the Company must pay to Mr. Grigg a lump sum amount equal to 50% of Mr. Grigg’s then-current annual base salary.

Prior to joining the Company as an employee in March 2008, Mr. Grigg served as a consultant to the Company since October 2007.  As a consultant to the Company, on December 17, 2007 the Company issued to Mr. Grigg 100,000 shares of the Company’s restricted Common Stock.  The restricted stock is subject to the terms and conditions of the Company’s 2007 Stock Plan and a restricted stock purchase agreement entered into by and between the Company and Mr. Grigg, and is additionally subject to a Company repurchase option that lapses as follows:  40% of the shares on December 17, 2008; 30% of the shares on December 17, 2009; and the balance 30% on December 17, 2010, so long as Mr. Grigg remains an employee of or consultant to the Company.

A copy of the Grigg Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1, and the press release announcing the promotion of Mr. Grigg is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated August 1, 2008, entered into by and between the Company and Richard Grigg.

99.1	Press Release, dated August 7, 2008.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 7, 2008

Pacific Asia Petroleum, Inc.
By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
Chief Executive Officer

Index to Exhibit
Exhibit Number	Description
10.1	Employment Agreement, dated August 1, 2008, entered into by and between the Company and Richard Grigg.

99.1	Press Release, dated August 7, 2008.